Filed Under Rule 424 (b)(3) and (c)
                                                          File Number 333-46633


                    Prospectus Supplement Dated July 8, 1999

                                       to

                         Prospectus Dated June 16, 1998

                              AMERICA ONLINE, INC.

                                  $350,000,000
         of 4% Convertible Subordinated Notes due November 15, 2002 and
           the Shares of Common Stock Into Which They May be Converted

                                       and

                         204,139 Shares of Common Stock

         This prospectus supplement adds information to the prospectus dated June 16, 1998 of America Online, Inc. relating to:

(i) the $350,000,000 principal amount of 4% Convertible Subordinated Notes due November 15, 2002 (the "Notes") of America Online, held by certain selling securityholders described in the prospectus (the "Note Selling Securityholders"), and the shares of common stock, par value $.01 per share, of America Online into which they may be converted; and

(ii) 204,139 shares of common stock separate from the Notes held by certain selling securityholders described in the prospectus (when referred to together with the Note Selling Securityholders, the "Selling Securityholders").

         The Notes were issued and sold on November 17, 1997 to the initial purchasers. The initial purchasers then immediately sold the Notes in the United States to persons they believed were qualified institutional buyers, and outside the United States to non-U.S. persons in offshore transactions. The sales of the Notes did not require registration with the Securities and Exchange Commission. This prospectus supplement should be read together with the prospectus, and highlights and replaces some information in the prospectus.

                             SELLING SECURITYHOLDERS

Note Selling Securityholders

         The table of Note Selling Securityholders in the prospectus is amended to add the following Note Selling Securityholders:

                                                                   Common Stock
                                               Principal Amount    Issuable Upon
       Selling Holder                          of Notes Owned      Conversion

Deutsche Bank Securities Inc.                     $2,000,000        38,318.80
Nicholas-Applegate Convertible Fund (formerly      $ 464,000         8,889.96
Nicholas-Applegate Income & Growth)*
Pilgrim Convertible Fund*                          $ 162,000         3,103.82


*Nicholas-Applegate Convertible Fund (formerly Nicholas-Applegate Income & Growth) which is listed as a sellling securityholder in the prospectus has allocated $162,000 of its principal amount of notes owned to the Pilgrim Convertible Fund. This supplement is intended to add the Pilgrim Convertible Fund and to reduce the principal amount of notes owned by the Nicholas-Applegate Convertible Fund.